The transactions pursuant to the share transfer described in this press release involve securities of a Japanese company. The share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in the open market or through privately negotiated purchases. This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(Securities code: 6489)

March 6, 2026

(Start date of measures for electronic provision: March 6, 2026)

To our shareholders:

Kazumasa Miyagawa

Representative Director and President

Maezawa Industries, Inc.

1-5-17, Shinkawa, Chuo-ku, Tokyo

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

You are notified of the Extraordinary General Meeting of Shareholders of Maezawa Industries, Inc. (the “Company”), which will be held as described below.

Please note that we have implemented measures for electronic provision at this General Meeting of Shareholders and have posted the relevant content under “Notice of Extraordinary General Meeting of Shareholders” on the following websites on the Internet.

●	The Company’s website:

https://www.maezawa.co.jp/ja/ir/stock/meeting.html (in Japanese)

●	Tokyo Stock Exchange website (Listed Company Search):

https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

*	When viewing the information on the Tokyo Stock Exchange website, access the above link and follow these steps: Enter “Maezawa Industries” in “Issue name (company name)” or the Company’s securities code “6489” in “Code,” and click “Search.” Then, click “Basic information” and select “Documents for public inspection/PR information.”

If you are unable to attend the meeting in person, you may exercise your voting rights via the Internet or in writing. Please exercise your voting rights after reviewing the attached Reference Documents for the General Meeting of Shareholders provided under the electronic provision measures by no later than 5:30 p.m., Monday, March 30, 2026 (Japan Standard Time).

1.	Date and Time:	Tuesday, March 31, 2026 at 10:00 a.m. (Reception desk opens at 9:00 a.m.) (Japan Standard Time)
2.	Venue:	Royal Park Hotel, 3F, Royal Hall

2-1-1, Nihonbashi Kakigaracho, Chuo-ku, Tokyo

3.	Purposes:

Items to be resolved:

Proposal 1: Approval of the Share Transfer Plan with MAEZAWA KASEI INDUSTRIES CO., LTD.

Proposal 2: Partial Amendment to the Articles of Incorporation

Reference Documents for the General Meeting of Shareholders

Proposal 1:    Approval of the Share Transfer Plan with MAEZAWA KASEI INDUSTRIES CO., LTD.

The Company and MAEZAWA KASEI INDUSTRIES CO., LTD. (“MAEZAWA KASEI INDUSTRIES,” and the Company and MAEZAWA KASEI INDUSTRIES are collectively referred to as the “Companies”) have agreed to integrate their management (the “Management Integration”) by establishing MAEZAWA Holdings CO., LTD. (the “Joint Holding Company”), which will become the wholly owning parent company of the Companies through a joint share transfer (the “Share Transfer”) scheduled to take effect on June 1, 2026. Based on the resolutions adopted at the respective meetings of the Boards of Directors of the Companies held on December 16, 2025, the Companies have entered into a management integration agreement relating to the Management Integration and have jointly prepared a share transfer plan concerning the Share Transfer (the “Share Transfer Plan”) on the same day.

Accordingly, the Company requests approval of the Share Transfer Plan under this proposal. The reason for the Share Transfer, an overview of the Share Transfer Plan, and other matters relating to this proposal are as follows.

1.	Reason for the Share Transfer

Since its founding in 1937, the Company has operated under its corporate philosophy of “advancing together with water, pursuing human dignity, and contributing to society,” contributing not only to the development of social infrastructure in water-related fields but also, in recent years, actively engaging in initiatives that support society through renewable energy and energy-saving solutions. Through these efforts, the Company has delivered technologies and products that are friendly to both people and the environment. In its core water supply and sewage businesses, the Company needs to address numerous challenges, including population decline driven by a low birth rate and an aging population, shortages of skilled engineers, and the aging of facilities and equipment. In addition, the Company needs to address energy-related challenges to help achieve a decarbonized and circular society. Amid this increasing importance of the role to be fulfilled by the Maezawa Industries Group, the Company is implementing its three-year Medium-Term Management Plan for the fiscal years 2024 through 2026—guided by the slogan “Pioneering the Future Through People and Technological Capabilities”—pursuing key initiatives aimed at value creation and sustainable growth amid societal and market changes. These initiatives consist of: (1) Promoting growth strategies, (2) Strengthening the profitability of existing businesses, and (3) Reinforcing the management foundation to enhance corporate value.

As a result of these initiatives, consolidated net sales for the fiscal year ended May 31, 2025 progressed steadily to ¥37,499 million, an increase of 2.7% year on year. Nevertheless, in order to pursue further growth beyond the current trajectory, the Company recognizes the need to strengthen public–private partnership initiatives, enhance proposal capabilities to meet customer needs, and promote new business development beyond its existing business domains.

Since its establishment in 1954, MAEZAWA KASEI INDUSTRIES has operated under its management philosophy of “creating happiness for society by developing hearts and technology that can enrich people.” Centering its business on the water supply and sewage fields, the company has supported the lifelines of the water environment through the development, manufacture, and sale of products that improve the living environment to make it more comfortable and enriched, as well as products related to disaster prevention and mitigation for flood control and water-related disasters.

In an increasingly challenging business environment—marked by rising concerns over the contraction of the single-family housing market due to population decline driven by a declining birth rate and an aging population, as well as soaring housing prices resulting from higher construction material costs and labor expenses, and the emerging risk of future interest rate increases— the company is pursuing sustainable growth and enhancing corporate value. This is being achieved through the steady execution of strategic initiatives based on four basic policies: (1) Strengthen group earning power / create new corporate value, (2) Reinforce earnings base, (3) Implement strategic growth investments and improve capital efficiency, and (4) Promote sustainability management.

As a result, consolidated net sales for the fiscal year ended March 31, 2025 have remained steady, increasing 1.0% year on year to ¥24,166 million despite concerns over the market contraction. Nevertheless, in order to pursue further growth going forward, the company recognizes the need to develop new markets and expand its business domain in the Pipes and Engineering Plastic Business, as well as to strengthen the Water/Environmental Engineering Business, which is positioned as the second pillar following the Pipes and Engineering Plastic Business.

Taking into account these circumstances and challenges, the Companies have reached a shared recognition that, in order to achieve further business growth and enhance corporate value, it is necessary to establish a stronger business foundation that supports water, an essential component of social infrastructure, through a management integration. On this basis, the Companies have agreed to establish the Joint Holding Company and proceed with the management integration.

The Companies believe that, through the Management Integration, they will be able to generate significant synergies by expanding the business domains in which they can respond, leveraging the strengths of each company. By delivering proposals tailored to customer and regional needs through the combined management resources of the Companies, they aim to capture renewal demand arising from the aging of water supply and sewage facilities, strengthen competitiveness through enhanced project formation, and create new revenue opportunities by combining their respective areas of expertise—such as biogas plants and industrial wastewater treatment systems. In particular, in the field of wastewater treatment, as wide area and joint wastewater treatment and facility development aligned with regional characteristics continue to advance, integrating the Companies’ solutions across sewer systems, rural community wastewater treatment facilities, and septic tanks will enable one-stop solution proposals and help establish a competitive advantage.

Furthermore, in addition to the above, the Companies also expect the Management Integration to generate synergies such as (1) enhancing profitability through the integration of financial bases as a unified entity, enabling larger-scale strategic investments and the mutual utilization of existing facilities, IT systems, and assets; and (2) achieving cost reductions and allocating resources to new initiatives through the organic reorganization of overlapping corporate functions that could not have been realized by either company alone.

Through these initiatives, the Companies aim to achieve sustainable growth and further enhance corporate value, while evolving into an integrated water solutions group under the “MAEZAWA—The Water Company” brand.

2.	Overview of the Share Transfer Plan

The details of the Share Transfer Plan are as described in the following the “Share Transfer Plan (Copy).”

Share Transfer Plan (Copy)

Maezawa Industries, Inc. (“Maezawa Industries”) and MAEZAWA KASEI INDUSTRIES CO., LTD. (“MAEZAWA KASEI INDUSTRIES”) have agreed to conduct a share transfer by means of a joint share transfer and thus jointly prepare a share transfer plan (this “Share Transfer Plan”) as follows.

Article 1    Share Transfer

In accordance with the provisions of this Share Transfer Plan, Maezawa Industries and MAEZAWA KASEI INDUSTRIES shall conduct a share transfer (the “Share Transfer”) in which the newly established wholly owning parent company for the Share Transfer (the “Holding Company”) acquires all of the issued shares of Maezawa Industries and MAEZAWA KASEI INDUSTRIES on the Establishment Date of the Holding Company (as defined in Article 6; the same applies hereinafter) by means of a joint share transfer.

Article 2    Purpose, Trade Name, Location of Head Office, Total Number of Authorized Shares, and Other Matters Stipulated in the Articles of Incorporation of the Holding Company

1.	The purpose, trade name, location of the head office, and total number of authorized shares of the Holding Company shall be as follows:

(1) Purpose

The purpose of the Holding Company shall be as set forth in Article 2 of the Articles of Incorporation attached hereto as Exhibit.

(2) Trade name

The trade name of the Holding Company shall be MAEZAWA Holdings CO., LTD.

(3) Location of the head office

The head office of the Holding Company shall be located in Chuo-ku, Tokyo, and the address of the head office shall be 1-6-1 Yaesu, Chuo-ku, Tokyo.

(4) Total number of authorized shares

The total number of authorized shares of the Holding Company shall be one hundred million (100,000,000).

2.	In addition to the items listed in the preceding paragraph, the matters stipulated in the Articles of Incorporation of the Holding Company shall be as set forth in the Articles of Incorporation attached hereto as Exhibit.

Article 3    Names of Initial Directors and Name of Initial Accounting Auditor of the Holding Company

1.	The names of the initial Directors of the Holding Company (excluding Directors who serve as initial Audit and Supervisory Committee Members) shall be as follows:

Initial Director: Kazumasa Miyagawa

Initial Director: Satoru Tanaka

2.	The names of the Directors who serve as initial Audit and Supervisory Committee Members of the Holding Company are as follows:

Initial Audit and Supervisory Committee Member: Terutaka Inoue

Initial Audit and Supervisory Committee Member: Masahiro Ito

Initial Audit and Supervisory Committee Member: Takashi Hosoda (Outside Director)

Initial Audit and Supervisory Committee Member: Mami Kato (Outside Director)

Initial Audit and Supervisory Committee Member: Tatsuya Kato (Outside Director)

3.	The name of the initial accounting auditor of the Holding Company shall be as follows:

Ernst & Young ShinNihon LLC

Article 4    Shares to be Delivered upon the Share Transfer and Allotment Thereof

1.	Upon the Share Transfer, the Holding Company shall deliver to the shareholders of Maezawa Industries and MAEZAWA KASEI INDUSTRIES as of the time immediately prior to the acquisition by the Holding Company of all shares of Maezawa Industries and MAEZAWA KASEI INDUSTRIES (the “Reference Time”), in exchange for the common shares of Maezawa Industries and MAEZAWA KASEI INDUSTRIES that they respectively own, common shares of the Holding Company in the same number as the total of: (i) the number obtained by multiplying the total number of common shares issued by Maezawa Industries as of the Reference Time by 1, and (ii) the number obtained by multiplying the total number of common shares issued by MAEZAWA KASEI INDUSTRIES as of the Reference Time by 1.11.

2.	The Holding Company shall allot common shares of the Holding Company delivered pursuant to the preceding paragraph to the shareholders of Maezawa Industries and MAEZAWA KASEI INDUSTRIES as of the Reference Time in accordance with the following share transfer ratio:
(1)	To shareholders of Maezawa Industries, one (1) common share of the Holding Company for each common share of Maezawa Industries held
(2)	To shareholders of MAEZAWA KASEI INDUSTRIES, 1.11 common shares of the Holding Company for each common share of MAEZAWA KASEI INDUSTRIES held
3.	Any fractions of less than one (1) full share in the calculation set forth in the preceding two (2) paragraphs shall be handled in accordance with Article 234 of the Companies Act and other applicable laws and regulations.

Article 5    Amount of Share Capital and Reserves of the Holding Company

The amounts of share capital and reserves of the Holding Company as of the Establishment Date of the Holding Company shall be as follows:

(1)	Amount of share capital: \100,000,000
(2)	Amount of capital reserve: \25,000,000
(3)	Amount of legal retained earnings: \0
(4)	Amount of capital surplus: The amount obtained by deducting the total amount set forth in items (1) and (2) above from the amount of changes in shareholders’ equity as prescribed in Article 52, Paragraph 1 of the Regulations on Corporate Accounting.

Article 6    Establishment Date of the Holding Company

The date on which the establishment of the Holding Company is to be registered (the “Establishment Date of the Holding Company”) shall be June 1, 2026; provided, however, that Maezawa Industries and MAEZAWA KASEI INDUSTRIES may change the Establishment Date of the Holding Company by agreement through mutual consultation if necessary due to the progress of the procedures for the Share Transfer or for other reasons.

Article 7    General Meetings of Shareholders to Approve this Share Transfer Plan

1.	Maezawa Industries shall convene an extraordinary general meeting of shareholders on March 31, 2026, and seek resolutions regarding approval of this Share Transfer Plan and matters required for the Share Transfer.
2.	MAEZAWA KASEI INDUSTRIES shall convene an extraordinary general meeting of shareholders on March 31, 2026, and seek resolutions regarding approval of this Share Transfer Plan and matters required for the Share Transfer.
3.	If necessary due to the progress of the procedures for the Share Transfer or for any other reason, Maezawa Industries and MAEZAWA KASEI INDUSTRIES may change the date of each general meeting of shareholders set forth in the preceding two (2) paragraphs by agreement through mutual consultation.

Article 8    Listing of Shares and Shareholder Register Administrator

1.	Maezawa Industries and MAEZAWA KASEI INDUSTRIES shall cooperate and consult with each other to take necessary procedures so that the common shares of the Holding Company will be listed on the Tokyo Stock Exchange Prime Market as of the Establishment Date of the Holding Company.
2.	The shareholder register administrator of the Holding Company shall be Mizuho Trust & Banking Co., Ltd.

Article 9    Dividend of Surplus

1.	Maezawa Industries may distribute dividends of surplus (i) up to a maximum of \24 per share to its shareholders or registered pledgees that are entered or recorded in the final shareholders’ registry on November 30, 2025, and (ii) up to a maximum of \28 per share to the shareholders or registered pledgees that are entered or recorded in the final shareholders’ registry on May 31, 2026, respectively.
2.	MAEZAWA KASEI INDUSTRIES may distribute dividends of surplus up to a maximum of \40 per share to its shareholders or registered pledgees that are entered or recorded in the final shareholders’ registry on March 31, 2026.

3.	Except for the cases set forth in the preceding two (2) paragraphs, during the period from the preparation of this Share Transfer Plan and to the Establishment Date of the Holding Company, Maezawa Industries and MAEZAWA KASEI INDUSTRIES shall not pass a resolution to distribute dividends of surplus with a record date on or before the Establishment Date of the Holding Company.

Article 10    Management, etc. of Company Assets

Unless otherwise prescribed in this Share Transfer Plan, during the period from the preparation of this Share Transfer Plan to the Establishment Date of the Holding Company, Maezawa Industries and MAEZAWA KASEI INDUSTRIES shall each perform their own business and manage and operate their assets with the due care of a prudent manager, and shall cause their respective subsidiaries to perform their own business and manage and operate their assets with the due care of a prudent manager. In addition, unless otherwise prescribed in this Share Transfer Plan, they shall carry out or cause to be carried out any acts that could have a material impact on their respective assets or rights and duties after agreement through mutual consultation in advance.

Article 11    Effect of This Share Transfer Plan

This Share Transfer Plan shall lose its effect if (i) this Share Transfer Plan is not approved or resolutions for the matters necessary for the Share Transfer are not made at the general meeting of shareholders of either Maezawa Industries or MAEZAWA KASEI INDUSTRIES set forth in Article 7, (ii) relevant authorities do not grant approval, etc. necessary for the Share Transfer before the Establishment Date of the Holding Company, or (iii) the Share Transfer is suspended pursuant to the following article.

Article 12    Amendment to the Terms and Conditions of the Share Transfer and Suspension of the Share Transfer

During the period from the preparation of this Share Transfer Plan to the Establishment Date of the Holding Company, if a material change has occurred or if it is discovered that there is an event that has a material impact on the financial or management condition of Maezawa Industries or MAEZAWA KASEI INDUSTRIES, or if a situation that would materially impede the execution of the Share Transfer occurs or becomes evident, or if it otherwise becomes significantly difficult to achieve the purpose of this Share Transfer Plan, Maezawa Industries and MAEZAWA KASEI INDUSTRIES may amend the terms and conditions of the Share Transfer or the contents of this Share Transfer Plan or suspend the Share Transfer by agreement through mutual consultation.

Article 13    Matters for Consultation

In addition to the matters stipulated in this Share Transfer Plan, any matters not prescribed in this Share Transfer Plan or other matters required for the Share Transfer shall be separately determined by Maezawa Industries and MAEZAWA KASEI INDUSTRIES by agreement through mutual consultation in accordance with the intent of this Share Transfer Plan.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties have executed this Share Transfer Plan in duplicate by placing their names and seals thereon and each shall retain one copy of the originals.

December 16, 2025

Maezawa Industries: Kazumasa Miyagawa, Representative Director and President

Maezawa Industries, Inc.

1-5-17 Shinkawa, Chuo-ku, Tokyo

IN WITNESS WHEREOF, the parties have executed this Share Transfer Plan in duplicate by placing their names and seals thereon and each shall retain one copy of the originals.

December 16, 2025

MAEZAWA KASEI INDUSTRIES: Satoru Tanaka, Representative Director and President Executive Officer

MAEZAWA KASEI INDUSTRIES CO., LTD.

17-10, Nihonbashi Koamicho, Chuo-ku, Tokyo

Exhibit

Articles of Incorporation

Chapter I General Rules

(Trade Name)

Article 1    The Company shall be referred to as MAEZAWA Holdings CO., LTD.

(Purpose)

Article 2    The purpose of the Company is to control and manage the business activities of companies engaged in the following businesses, or foreign companies engaged in equivalent businesses, by owning shares or equity interests in such companies:

(1)	Manufacture and sale of water supply and environmental sanitation-related equipment, and iron and cast products such as valves, taps, and gates
(2)	Manufacture and sale of water supply and sewerage related products, housing equipment-related products, and disaster-related products
(3)	Manufacture and sale of vinyl chloride and other various plastic products
(4)	Design, contracting, construction, and supervision of water supply facilities, sanitation facilities, industrial wastewater/waste liquid/waste oil treatment facilities, waste treatment facilities, renewable energy facilities, facilities for soil and groundwater improvement/conservation, sanitary facilities, and other various facilities, as well as design, manufacture, sale, construction, operation management, maintenance and management, and business operation of related equipment and devices
(5)	Planning, design, contracting, construction, and supervision of civil engineering works, building construction, electrical work, piping work, steel structure work, machinery and equipment installation work, telecommunications work, water supply facility work, and other construction works
(6)	Water quality inspection and analysis
(7)	Manufacture and sale of activated carbon, chemical industrial agents, and other goods
(8)	Purchase, sale, leasing, management, and brokerage of real estate, as well as land development and subdivision
(9)	Surveys, analysis, consulting, management, and administration related to the preceding items
(10)	Provision of software and information system services
(11)	Freight forwarding, warehousing, and warehouse management services
(12)	Worker dispatch services
(13)	Secondhand goods dealing business as defined by the Secondhand Goods Business Act
(14)	Non-life insurance agency business
(15)	Any and all businesses incidental or related to those listed above

(Location of Head Office)

Article 3    The Company’s head office shall be located in Chuo-ku, Tokyo.

(Organs)

Article 4    The Company shall establish the following organs, in addition to the General Meeting of Shareholders and Directors:

(1)	Board of Directors
(2)	Audit and Supervisory Committee
(3)	Accounting Auditor

(Method of Public Notice)

Article 5    The Company shall make electronic public notice. However, if the Company is unable to make electronic public notice due to unavoidable reasons including an accident, such notice shall be effected by publication in the Nihon Keizai Shimbun published in Tokyo.

Chapter II Shares

(Total Number of Authorized Shares)

Article 6    The total number of shares authorized to be issued by the Company shall be one hundred million (100,000,000).

(Acquisition of Treasury Shares)

Article 7    The Company may, subject to resolution of its Board of Directors, acquire treasury shares through market transactions, etc. pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

(Number of Share Unit)

Article 8    The number of share unit of the Company shall be one hundred (100).

(Rights in Relation to Shareholdings Less Than One (1) Unit)

Article 9    The shareholders of the Company may not exercise any rights other than the rights listed below in connection with shares less than one (1) unit they may hold:

(1)	The rights prescribed in Article 189, Paragraph 2 of the Companies Act
(2)	The claim right prescribed in Article 166, Paragraph 1 of the Companies Act
(3)	The right to receive an allocation of shares for subscription and share options for subscription in accordance with the number of shares held
(4)	The right to make the request set forth in the following article

(Request for Sale of Shares Less Than One (1) Unit)

Article 10   A shareholder holding shares less than one (1) unit of the Company may, pursuant to the Share Handling Rules, request the Company to sell to the shareholder such number of shares which will, when added together with the shares less than one (1) unit held by the shareholder, constitute one (1) full unit of shares.

(Shareholder Register Administrator)

Article 11 1.  The Company shall appoint a shareholder register administrator.

2.	The shareholder register administrator and its business handling office shall be decided by resolution of the Board of Directors or decision of Directors delegated by resolution of the Board of Directors.
3.	The Company shall not perform, but shall entrust the shareholder register administrator to perform administrative duties, including preparation and keeping of the shareholder registry and the share option registry of the Company.

(Share Handling Rules)

Article 12   The procedures relating to the exercise of rights of shareholders and other handling relating to shares of the Company, and fees therefor shall be governed by the Share Handling Rules established by the Board of Directors or a Director delegated by resolution of the Board of Directors, as well as by laws and regulations or these Articles of Incorporation.

Chapter III General Meeting of Shareholders

(Time and Place of Convocation)

Article 13 1.  An Ordinary General Meeting of Shareholders of the Company shall be convened in June each year, and an Extraordinary General Meeting of Shareholders may be convened whenever necessary.

2.	General Meetings of Shareholders of the Company shall be convened in Tokyo or Saitama Prefecture.

(Record Date of Ordinary General Meeting of Shareholders)

Article 14   The record date for voting rights at an Ordinary General Meeting of Shareholders of the Company shall be March 31 each year.

(Person Authorized to Convene Meetings and Chair Thereof)

Article 15 1.  A General Meeting of Shareholders of the Company shall be convened by the President in accordance with a resolution of the Board of Directors.

2.	A General Meeting of Shareholders of the Company shall be presided over by the President. In cases where the President is unable to so act, another person shall take his or her place in the order previously determined by the Board of Directors.

(Resolution)

Article 16 1.  Unless otherwise prescribed by laws and regulations or these Articles of Incorporation, all resolutions of a General Meeting of Shareholders of the Company shall be adopted by a majority of the votes of shareholders present who are entitled to exercise voting rights.

2.	Resolutions prescribed in Article 309, Paragraph 2 of the Companies Act shall be adopted by two-thirds (2/3) or more of the votes at a meeting where one third (1/3) or more of shareholders entitled to exercise voting rights are present.

(Proxy Voting)

Article 17 1.  A shareholder may exercise voting rights by having one (1) shareholder who is entitled to exercise the voting right of the Company act as proxy.

2.	A shareholder or a proxy shall submit to the Company a document evidencing authority of proxy at each General Meeting of Shareholders.

(Minutes of General Meeting of Shareholders)

Article 18   The outline of businesses and results of the General Meeting of Shareholders, and other items required by laws and regulations shall be stated in the minutes, either in writing or electronically, and preserved at the Company.

(Electronic Provision Measures, etc.)

Article 19 1. The Company shall take electronic provision measures for information contained in Reference Documents for the General Meeting of Shareholders and other materials when convening the General Meeting of Shareholders.

2.	The Company may omit all or part of the items subject to electronic provision measures specified by Ministry of Justice ordinance from the documents delivered to shareholders who requested delivery thereof in writing by the record date for voting rights.

Chapter IV Directors and Board of Directors

(Number of Directors)

Article 20 1. The Company shall have not more than twelve (12) Directors.

2.	Among the Directors in the preceding paragraph, the number of Directors who serve as Audit and Supervisory Committee Members shall not be more than six (6).

(Method of Election)

Article 21 1.  Directors of the Company shall be elected by a majority of the votes at a General Meeting of Shareholders where one third (1/3) or more of the shareholders entitled to exercise voting rights are present.

2.	The election of Directors as prescribed in the preceding paragraph shall be made separately for Directors who serve as Audit and Supervisory Committee Members and for the other Directors.
3.	A resolution for election of Directors shall not be made by cumulative voting.

(Term of Office)

Article 22 1.  The terms of office of Directors (excluding Directors who serve as Audit and Supervisory Committee Members) shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year which ends within one (1) year from the time of their election.

2.	The terms of office of Directors who serve as Audit and Supervisory Committee Members shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year which ends within two (2) years from the time of their election.
3.	The term of office of a Director who serves as an Audit and Supervisory Committee Member elected as a substitute for a Director who served as an Audit and Supervisory Committee Member and retired before the end of his or her term shall expire at the end of the term of the retired Director.
4.	A resolution for the election of a substitute Director who serves as an Audit and Supervisory Committee Member elected pursuant to Article 329, Paragraph 3 of the Companies Act shall remain in effect until the beginning of the Ordinary General Meeting of Shareholders for the last business year which ends within two (2) years from the time of his or her election unless shortened by the resolution.

(Appointment of Representative Directors)

Article 23  The Company shall, by resolution of the Board of Directors, appoint Directors who shall represent the Company from among Directors (excluding Directors who serve as Audit and Supervisory Committee Members).

(Directors with Titles)

Article 24  The Board of Directors may, by its resolution, appoint the Chairman and Director from among Directors (excluding Directors who serve as Audit and Supervisory Committee Members).

(Notice of Convocation of Board of Directors)

Article 25  Notice of convocation of a Board of Directors meeting shall be dispatched to each Director no later than three (3) days prior to the day of the meeting; provided, however, that this period of notice may be shortened if it is urgently necessary.

(Person Authorized to Convene Board of Directors Meetings and Chair Thereof)

Article 26 1.  Unless otherwise prescribed by laws and regulations, meetings of the Board of Directors shall be convened and presided by a Director designated in advance by the Board of Directors.

2.	In cases where the Director prescribed in the preceding paragraph is unable to so act, another person shall take his or her place in the order previously determined by the Board of Directors.

(Method of Adopting Resolution of the Board of Directors)

Article 27 1.  A resolution of the Board of Directors shall be adopted by a majority vote of the Directors present at the meeting at which a majority of the Directors entitled to participate in the vote are present.

2.	To the extent that the requirements under Article 370 of the Companies Act are satisfied, the Company may deem that the matters to be resolved by the Board of Directors are adopted by a resolution of the Board of Directors.

(Delegation of Decisions on the Execution of Important Operations)

Article 28  Pursuant to the provisions of Article 399-13, Paragraph 6 of the Companies Act, the Company may, by resolution of the Board of Directors, delegate to Directors all or part of the decisions on the execution of important operations (excluding the matters set forth in each item of Paragraph 5 of the same Article).

(Advisors)

Article 29  The Company may elect a few advisors by resolution of the Board of Directors.

(Regulations for the Board of Directors)

Article 30  Matters concerning the Board of Directors shall be governed by the Regulations for the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

(Minutes of Board of Directors Meetings)

Article 31 1.  The outline of businesses, results of the Board of Directors meetings and other items required by laws and regulations shall be stated in the minutes, either in writing or electronically, affixed with the names and seals of, or electronically signed by, the Directors present at the meetings, and preserved at the Company.

2.	The details of matters deemed to have been resolved pursuant to Article 27, Paragraph 2, and other matters prescribed by laws and regulations shall be recorded in the minutes.

(Remunerations)

Article 32  The economic benefits received from the Company as a consideration for the execution of the duties of Directors, such as remunerations and bonuses, shall be fixed by resolution of a General Meeting of Shareholders separately for Directors who serve as Audit and Supervisory Committee Members and for the other Directors.

(Liability Limitation Agreement with Directors)

Article 33  Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into a liability limitation agreement with Directors (excluding executive directors, etc.), which shall limit the liability for damages of such Directors under Article 423, Paragraph 1 of the Companies Act to the amount prescribed by laws and regulations.

Chapter V Audit and Supervisory Committee

(Full-time Audit and Supervisory Committee Members)

Article 34  The Audit and Supervisory Committee may, by its resolution, appoint full-time Audit and Supervisory Committee Members.

(Notice of Convocation of Audit and Supervisory Committee Meetings)

Article 35 Notice of convocation of an Audit and Supervisory Committee meeting shall be dispatched to each Audit and Supervisory Committee Member no later than three (3) days prior to the day of the meeting; provided, however, that this period of notice may be shortened if it is urgently necessary.

(Resolutions by the Audit and Supervisory Committee)

Article 36  A resolution by the Audit and Supervisory Committee shall be adopted by a majority vote of the Audit and Supervisory Committee Members who are entitled to participate in the resolution, provided that a majority of such members are present.

(Rules of the Audit and Supervisory Committee)

Article 37  Matters regarding the Audit and Supervisory Committee shall be governed by, in addition to laws and regulations and these Articles of Incorporation, the Rules of the Audit and Supervisory Committee established by the Audit and Supervisory Committee.

(Minutes of Audit and Supervisory Committee Meetings)

Article 38 The outline of businesses, results of the Audit and Supervisory Committee meetings and other items required by laws and regulations shall be stated in the minutes, either in writing or electronically, affixed with the names and seals of, or electronically signed by, the Audit and Supervisory Committee Members present at the meetings, and preserved at the Company.

Chapter VI Accounting Auditor

(Election)

Article 39  The Accounting Auditor shall be elected at a General Meeting of Shareholders.

(Term of Office)

Article 40 1.  The term of office of the Accounting Auditor shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year which ends within one (1) year form the time of its election.

2.	Unless otherwise resolved at the Ordinary General Meeting of Shareholders under the preceding paragraph, Accounting Auditor shall be deemed to have been re-elected at such Ordinary General Meeting of Shareholders.

Chapter VII Accounting

(Business Year)

Article 41  The business year of the Company shall begin on April 1 each year and end on March 31 of the following year.

(Decision-Making Organ on Dividends of Surplus)

Article 42  Unless otherwise prescribed by laws and regulations, the Company may, by resolution of the Board of Directors, decide the matters including the dividends of surplus, which are prescribed in each item of Article 459, Paragraph 1 of the Companies Act.

(Record Date for Dividend of Surplus)

Article 43 1. The record date for the year-end dividend of the Company shall be March 31 each year.

2. The record date for the interim dividend of the Company shall be September 30 each year.

3. In addition to the preceding two (2) paragraphs, the Company may prescribe the record date and distribute the dividend of surplus.

(Period for Discharge of Liability for Dividend Payments)

Article 44  If the dividend property is cash and it is not received after the lapse of full three (3) years from the date of commencement of payment, the Company shall be exempted from the relevant payment obligation.

Supplementary Provisions

(First Business Year)

Article 1    Notwithstanding the provisions of Article 41, the first business year of the Company shall be from the date of the establishment of the Company to March 31, 2027.

(Remunerations for Initial Directors)

Article 2 1.  Notwithstanding the provisions of Article 32, the amount of remunerations for Directors of the Company (excluding Directors who serve as Audit and Supervisory Committee Members) for the period from the date of the establishment of the Company to the time of the first Ordinary General Meeting of Shareholders shall be two hundred million (200,000,000) yen or less per year.

2.	Notwithstanding the provisions of Article 32, the specific calculation method and specific details of the amount of the remunerations under the stock compensation plan (the “Plan 1”) for Directors of the Company (excluding Outside Directors and Audit and Supervisory Committee Members; simply, the “Directors” in this paragraph) who are Directors of Maezawa Industries, Inc. (“Maezawa Industries”) at the time of the establishment of the Company for the period from the date of the establishment of the Company to the conclusion of the first Ordinary General Meeting of Shareholders shall be as follows. Remunerations under the Plan 1 shall be provided in addition to that set forth in the preceding paragraph.

(1) Overview of the Plan 1

The Plan 1 is a performance-linked stock compensation plan approved at the 74th and 75th Ordinary General Meetings of Shareholders of Maezawa Industries. Effective on June 1, 2026, the Company shall succeed to the status and rights and obligations of Maezawa Industries under the Board Benefit Trust Agreement (as amended) dated October 26, 2020 between Maezawa Industries and Mizuho Trust & Banking Co., Ltd. and others.

Specifically, the Plan 1 is a performance-linked stock compensation plan under which shares of the Company are acquired through a trust (the trust created under the Plan 1 shall be hereinafter referred to as the “Trust 1”) by using funds contributed by Maezawa Industries up to May 31, 2026 and funds contributed by the Company as necessary on or after June 1, 2026, as its source, and shares of the Company and cash in an amount equivalent to the monetary amount of such shares of the Company converted at market value (the “Company Shares, etc.” in this paragraph) are provided to the Directors through the Trust 1, in accordance with the Rules for Delivery of Shares to Directors established by the Company (the “Rules for Delivery of Shares to Directors”). The Directors shall receive the Company Shares, etc. upon resignation, in principle.

(2) Persons eligible for the Plan 1

The Directors

(3) Trust period and amount of trust funds

Maezawa Industries introduced the Plan 1 for the three (3) business years from the business year ended May 31, 2021 to the business year ended May 31, 2023 (the period of these three (3) business years shall be hereinafter referred to as the “Initial Target Period” and the Initial Target Period and each subsequent three (3) business-year period beginning after the Initial Target Period shall be hereinafter referred to as a “Target Period” in this paragraph) and each subsequent Target Period. To provide the Company Shares, etc. to the Directors, the Company created the Trust 1 by contributing one hundred and twenty million (120,000,000) yen as the source of funds for the Trust 1 to acquire the Company Shares, etc. In addition, after the end of the Initial Target Period, Maezawa Industries has, in principle, made additional contributions to the Trust 1 of up to one hundred and twenty million (120,000,000) yen for each Target Period until the termination of the Plan 1.

The Trust 1 shall acquire shares of the Company using funds contributed by Maezawa Industries up to May 31, 2026, or funds contributed by the Company as necessary on or after June 1, 2026, as described in (4) below.

Maezawa Industries contributed funds as the necessary funds required during the Initial Target Period and the three (3) business years from the business year ended May 31, 2024 to the business year ending May 31, 2026. From June 1, 2026, the Company will contribute funds as necessary, up to a maximum of one hundred and twenty million (120,000,000) yen to enable the Trust 1 to acquire in advance for a certain period a number of shares reasonably expected to be necessary for payments under the Plan 1 during the period up to the conclusion of the first Ordinary General Meeting of Shareholders. The Company shall then make payments under the Plan 1 as compensation for the Directors’ performance of their duties during the specified period up to the conclusion of the first Ordinary General Meeting of Shareholders of the Company in accordance with the provisions of the Rules for Delivery of Shares to Directors.

(4) Method of acquisition of shares of the Company

The Trust 1 shall acquire shares of the Company through the market on which they are listed or by subscribing for treasury shares disposed of by the Company with the funds contributed pursuant to (3) above as the source of funds.

(5) Upper limit on the number of the Company Shares, etc. provided to the Directors

For each business year, the Directors shall be granted a prescribed number of points decided in accordance with the Rules for Delivery of Shares to Directors, taking into consideration factors such as the Director’s position and attainment level of performance. The total number of points granted to the Directors in each business year shall be up to eighty nine thousand (89,000).

The points granted to the Directors shall be calculated as one (1) common share of the Company for each point when the Company Shares, etc. are delivered under (6) below (however, in the event of a share split, gratis allotment of shares, or consolidation of shares, etc., of the Company shares, reasonable adjustments shall be made to the conversion ratio, etc.).

The number of points of the Directors to serve as the standard when delivering the Company Shares, etc., under (6) below shall, in principle, be the number of points granted to such Directors until his/her resignation (hereinafter referred to as the “Defined Number of Points”).

(6) Delivery of the Company Shares, etc.

Any of the Directors of the Company who resigns and satisfies the beneficiary requirements stipulated in the Rules for Delivery of Shares to Directors will, in principle, receive the number of the Company shares from the Trust 1 in accordance with the Defined Number of Points as specified in (5) above after their resignation by undergoing the designated procedure to establish a beneficiary.

However, if the requirements stipulated in the Rules for Delivery of Shares to Directors are satisfied, the Director may receive, in respect of a certain portion of the points, a monetary amount equivalent to the market price of the Company shares in lieu of the delivery of the Company shares. Furthermore, in order to make the monetary provisions, the Trust 1 may sell the Company’s shares.

If any of the Directors, etc. who has been granted points, resigns due to certain illegal acts committed during his/her term of office or commits inappropriate behavior, etc. that is likely to inflict damage on the Company during his/her term of office, he or she may not acquire all or part of his or her right to receive the shares, according to the decision of the Board of Directors following the report of the Nominating or Compensation Committee.

3.	Notwithstanding the provisions of Article 32, the specific calculation method and specific details of the amount of the remunerations under the stock compensation plan (the “Plan 2”) for Directors of the Company (excluding Outside Directors and Audit and Supervisory Committee Members; simply, the “Directors” in this paragraph) who are Directors of MAEZAWA KASEI INDUSTRIES CO., LTD. (“MAEZAWA KASEI INDUSTRIES”) at the time of the establishment of the Company for the period from the date of the establishment of the Company to the conclusion of the first Ordinary General Meeting of Shareholders shall be as follows. Remunerations under the Plan 2 shall be provided in addition to that set forth in Paragraph 1.

(1) Overview of the Plan 2

The Plan 2 is a performance-linked stock compensation plan approved at the 63rd and 71st Ordinary General Meetings of Shareholders of MAEZAWA KASEI INDUSTRIES. Effective on June 1, 2026, the Company shall succeed to the status and rights and obligations of MAEZAWA KASEI INDUSTRIES under the Stock Ownership (Fund Trust) Agreement (as amended) dated November 8, 2017 between MAEZAWA KASEI INDUSTRIES and Sumitomo Mitsui Trust Bank, Limited and others.

Specifically, the Plan 2 is a performance-linked stock compensation plan under which shares of the Company are acquired through a trust (the trust created under the Plan 2 shall be hereinafter referred to as the “Trust 2”) by using funds contributed by MAEZAWA KASEI INDUSTRIES up to May 31, 2026 and funds contributed by the Company as necessary on or after June 1, 2026, as its source, and shares of the Company in a number equivalent to the number of points granted by the Company to each of the Directors based on certain criteria, such as performance achievement are delivered to each of the Directors through the Trust 2. The Directors shall receive the Company Shares, etc. upon resignation, in principle.

(2) Persons eligible for the Plan 2

The Directors

(3) Trust period and amount of trust funds

MAEZAWA KASEI INDUSTRIES created the Trust 2 by contributing funds necessary to acquire in advance for a certain period a number of shares reasonably expected to be necessary for delivery under the Plan 2 as follows.

The Trust 2 shall acquire shares of the Company using funds contributed by MAEZAWA KASEI INDUSTRIES up to May 31, 2026, or funds contributed by the Company as necessary on or after June 1, 2026, as described in (4) below.

As the necessary funds required during the trust period of the Trust 2 (the initial trust period: from November 2017 to November 2021, the extended trust period: from December 2021 to November 2024 and from December 2024 to November 2027), MAEZAWA KASEI INDUSTRIES contributed funds within the upper limit of one hundred and forty five million (145,000,000) yen during the initial trust period and made additional contributions within the upper limit of one hundred and fifteen million (115,000,000) yen for each extended trust period. From June 1, 2026, the Company will contribute funds as necessary, up to a maximum of one hundred and fifteen million (115,000,000) yen to enable the Trust 2 to acquire in advance for a certain period a number of shares reasonably expected to be necessary for payments under the Plan 2 during the period up to the conclusion of the first Ordinary General Meeting of Shareholders. The Company shall then make payments under the Plan 2 as compensation for the Directors’ performance of their duties during the specified period up to the conclusion of the first Ordinary General Meeting of Shareholders of the Company in accordance with the provisions of the Rules for Delivery of Shares to Directors established by the Company (the “Rules for Delivery of Shares to Directors”).

(4) Method of acquisition of shares of the Company

The Trust 2 shall acquire shares of the Company through the market on which they are listed or by subscribing for treasury shares disposed of by the Company with the funds contributed pursuant to (3) above as the source of funds.

(5) Calculation method and upper limit on the number of the Company Shares, etc. delivered to the Directors

Each of the Directors shall be granted a number of points based on his/her position, role and attainment level of the target performance on the point grant dates specified in the Rules for Delivery of Shares to Directors during the trust period. The total number of points granted to the Directors shall be up to seventy thousand (70,000) in each business year.

The points granted to the Directors shall be calculated as one (1) common share of the Company for each point when the Company Shares, etc. are delivered under (6) below (however, in the event of a share split, gratis allotment of shares, or consolidation of shares, etc., of the Company shares, reasonable adjustments shall be made to the conversion ratio, etc.).

(6) Delivery of the Company Shares, etc.

Each of the Directors will, in principle, receive the number of the Company shares from the Trust 2 in accordance with the defined number of points as specified in (5) above as a beneficiary for the Trust 2 after acquiring the beneficial interest of the Trust 2 by undergoing the designated procedure to establish a beneficiary when resigning.

However, the Director may receive, in respect of a certain portion of the points, a monetary amount equivalent to the market price of the Company shares in lieu of the delivery of the Company shares. Furthermore, in order to make the monetary provisions, the Trust 2 may sell the Company’s shares.

If any of the Directors, etc. who has been granted points resigns for personal reasons, commits certain illegal acts or inappropriate behavior, etc. that is likely to inflict damage on the Company during his/her term of office, all or part of the points granted up to that point may be forfeited in accordance with the provisions of the Rules for Delivery of Shares to Directors and the Director may not receive the Company shares corresponding to the forfeited points.

(Remunerations for Directors Who Serve as Initial Audit and Supervisory Committee Members)

Article 3    Notwithstanding the provisions of Article 32, the amount of remunerations for Audit and Supervisory Committee Members for the period from the date of the establishment of the Company to the conclusion of the first Ordinary General Meeting of Shareholders shall be eighty million (80,000,000) yen or less per year.

(Deletion of Supplementary Provisions)

Article 4    These supplementary provisions shall be deleted upon the conclusion of the first Ordinary General Meeting of Shareholders of the Company.

3.	Matters concerning the appropriateness of provisions regarding items listed in Article 773, Paragraph 1, Items 5 and 6 of the Companies Act
(1)	Matters concerning the shares of the Joint Holding Company to be delivered by the Joint Holding Company to the shareholders of the Companies upon the Share Transfer and the allocation of shares of the Joint Holding Company

The Companies have determined the allotment ratio of the common shares of the Joint Holding Company (the “Share Transfer Ratio”) to be allotted and delivered to the respective shareholders of the Companies upon the establishment of the Joint Holding Company through the Share Transfer as follows.

① Details of allotment pertaining to the Share Transfer (share transfer ratio)

	The Company	MAEZAWA KASEI INDUSTRIES
Share transfer ratio	1	1.11

(Note 1)  Details of allotment of shares pertaining to the Share Transfer

One (1) share of the Joint Holding Company’s common stock will be allotted for each share of the Company’s common stock, and 1.11 shares of the Joint Holding Company’s common stock will be allotted for each share of the common stock of MAEZAWA KASEI INDUSTRIES. If, as a result of the Share Transfer, there is any fraction of less than one (1) share in the respective numbers of shares of the Joint Holding Company’s common stock to be delivered to the shareholders of the Company and MAEZAWA KASEI INDUSTRIES, the amount corresponding to such fraction of less than one (1) share will be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations.

However, the share transfer ratios specified above are subject to change through consultation between the Companies, if a material change arises in, or a material discrepancy is identified with respect to, the conditions that form the basis for the valuation.

In addition, the number of shares constituting one (1) unit of the Joint Holding Company will be 100 shares.

(Note 2)  Scheduled number of new shares to be delivered by the Joint Holding Company through the Share Transfer

38,252,768 shares of common stock

The above figure is calculated based on the total number of issued shares of the Company as of May 31, 2025 (20,790,248 shares) and the total number of issued shares of MAEZAWA KASEI INDUSTRIES as of September 30, 2025 (15,732,000 shares).

(Note 3)  Treatment of shares less than one (1) unit

The shareholders of the Companies to whom the shares of the Joint Holding Company are allotted in any number less than one (1) unit (100 shares) will be unable to sell their allotted shares on Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) or any other financial instruments exchange. However, it is possible for shareholders who may come to hold such fractional shares to demand the Joint Holding Company to purchase such fractional shares held by them, in accordance with Article 192, Paragraph 1 of the Companies Act. In addition, pursuant to Article 194, Paragraph 1 of the Companies Act and the provisions to be set forth in the Articles of Incorporation of the Joint Holding Company, the shareholders will also be able to request the Joint Holding Company to sell to them the number of shares that, when combined with their fractional share units, will constitute one (1) full unit.

② Grounds and reasons for details of allotment

As described in “⑤ Measures to ensure fairness” below, in order to ensure the fairness of the share transfer ratio (as defined below) and the overall fairness of the Share Transfer, the Company appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as its financial advisor and third-party valuation institution and KENSEI Law Offices as its legal advisor, and commenced consideration of the Share Transfer. With reference to the share transfer ratio valuation report dated December 15, 2025 received from Mizuho Securities in its capacity as financial advisor and third-party valuation institution, and the legal advice obtained from KENSEI Law Offices as legal advisor, and following careful deliberation and review, the Company determined that it would be appropriate to implement the Share Transfer using the Share Transfer Ratio as described in ① Details of allotment pertaining to the Share Transfer (share transfer ratio) (the Share Transfer Ratio).

On the other hand, as described in “⑤ Measures to ensure fairness” below, in order to ensure the fairness of the Share Transfer Ratio and the overall fairness of the Share Transfer, MAEZAWA KASEI INDUSTRIES appointed Daiwa Securities Co. Ltd. (“Daiwa Securities”) as its financial advisor and third-party valuation institution and Miyake & Parters Legal Professional Corporation as its legal advisor, and commenced consideration of the Share Transfer. With reference to the share transfer ratio valuation report dated December 15, 2025 received from Daiwa Securities in its capacity as financial advisor and third-party valuation institution, and the legal advice obtained from Miyake & Parters Legal Professional Corporation as legal advisor, and following careful deliberation and review, MAEZAWA KASEI INDUSTRIES determined that it would be appropriate to implement the Share Transfer using the Share Transfer Ratio.

In this manner, with reference to the valuation results of the share transfer ratio prepared by their respective financial advisors and third-party valuation institutions, and based on the results of the mutual due diligence conducted by the Companies, the Company and MAEZAWA KASEI INDUSTRIES carefully discussed the Share Transfer Ratio, taking into account a comprehensive range of factors, including their respective financial conditions, stock price conditions, and future prospects. As a result of these deliberations, the Companies has ultimately determined that the Share Transfer Ratio is appropriate, and the Boards of Directors of the Companies, each convened today, resolved to approve and agreed upon the Share Transfer Ratio.

③ Matters relating to valuation

(i) Name of valuation institutions and relationship with the Companies

Neither Mizuho Securities, which serves as the financial advisor and third-party valuation institution to the Company, nor Daiwa Securities, which serves as the financial advisor and third-party valuation institution to MAEZAWA KASEI INDUSTRIES, is a related party of either of the Company or MAEZAWA KASEI INDUSTRIES, and neither of them has any material interest in the Share Transfer that should be stated herein.

(ii) Outline of valuation

Mizuho Securities used the average market price method to calculate the share transfer ratio, as the common stock of the Company is listed on the Standard Market of the Tokyo Stock Exchange and the common stock of MAEZAWA KASEI INDUSTRIES is listed on the Prime Market of the Tokyo Stock Exchange, making market prices available for the Companies; the comparable company analysis, as there are multiple listed companies comparable to the Companies and it is therefore possible to estimate the share value by comparison with such comparable companies; and, in addition, the discounted cash flow method (the “DCF method”), in order to reflect the future business performance of the Companies in the valuation.

The results of the calculations under each of the methods are as follows. The following calculated ranges for the share transfer ratio represent the calculated ranges of the number of shares of the Joint Holding Company’s common stock to be allotted for one (1) share of common stock of MAEZAWA KASEI INDUSTRIES where one (1) share of the Joint Holding Company’s common stock is allotted for one (1) share of the Company’s common stock.

Method adopted	Calculated ranges for the share transfer ratio
Average market price method	0.99–1.15
Comparable company analysis	0.92–1.15
DCF method	0.92–1.21

Under the average market price method, December 15, 2025 was adopted as the calculation base date, and the closing prices of the shares on the calculation base date on the Tokyo Stock Exchange, as well as the simple averages of the closing prices for the respective periods of one (1) month prior to the calculation base date, three (3) months prior to the calculation base date, and six (6) months prior to the calculation base date, were used to conduct the respective valuations, and the range of the share transfer ratio was calculated based on the results of such valuations.

Under the DCF method, enterprise value was calculated by discounting future cash flows and other items based on the financial forecasts prepared by the Companies at a certain discount rate to their present value. With regard to the financial forecasts of each company that Mizuho Securities used as bases for the calculation under the DCF method, there are no fiscal years in which significant fluctuations in earnings are projected, but significant fluctuations in free cash flow are projected. Specifically, with respect to the Company, for the fiscal year ending May 31, 2026, free cash flow is expected to decrease from the previous fiscal year due to factors such as a temporary increase in capital expenditures in the Valve Business. For the fiscal year ending May 31, 2027, free cash flow is expected to increase from the previous fiscal year, as the impact of the temporary increase in capital expenditures in the previous fiscal year is expected to be eliminated. In addition, with respect to MAEZAWA KASEI INDUSTRIES, for the fiscal year ending March 31, 2027, free cash flow is expected to increase from the previous fiscal year, due to the combination of planned increases in both revenue and profit in the Pipes and Engineering Plastic Business compared with the previous fiscal year, and the elimination of the impact of the temporary increase in investment amounts in the previous fiscal year.

In calculating the share transfer ratio, Mizuho Securities used information provided by each company and publicly available information, assuming that all such materials and information were accurate and complete, and has not independently verified their accuracy or completeness. In addition, Mizuho Securities has not conducted any independent valuation, appraisal or assessment, including any analysis or evaluation of individual assets and liabilities, of the assets or liabilities (including contingent liabilities) of each company or their respective subsidiaries and associates, nor has it requested any third-party institution to conduct any valuation or appraisal thereof. Furthermore, Mizuho Securities assumes that the business outlooks and financial forecasts of each company have been prepared by the management of each company in accordance with reasonable and appropriate procedures based on the best estimates and judgments available at this time.

On the other hand, Daiwa Securities used the average market price method, as the shares of the Companies are listed on a financial instruments exchange and have market prices; and the DCF method, in order to reflect the future business performance of the Companies in the valuation, to conduct the calculations. The results of the calculations under each of the methods are as follows.

The following calculated ranges for the share transfer ratio represent the calculated ranges of the number of shares of the Joint Holding Company’s common stock to be allotted for one (1) share of common stock of MAEZAWA KASEI INDUSTRIES where one (1) share of the Joint Holding Company’s common stock is allotted for one (1) share of the Company’s common stock.

Method adopted	Calculated ranges for the share transfer ratio
Average market price method	1.03–1.11
DCF method	0.97–1.39

Under the average market price method, December 15, 2025 was adopted as the calculation base date, and the closing prices of the shares on the calculation base date on the Tokyo Stock Exchange, as well as the simple averages of the closing prices for the respective periods of one (1) month prior to the calculation base date, three (3) months prior to the calculation base date, and six (6) months prior to the calculation base date, were adopted.

Under the DCF method, enterprise value was calculated by discounting future cash flows and other items based on the financial forecasts prepared by the Companies at a certain discount rate to their present value. With respect to the financial forecasts of the Company that Daiwa Securities assumed in conducting the calculation under the DCF method, there are no fiscal years in which significant fluctuations in earnings are projected, but significant fluctuations in free cash flow are projected. Specifically, for the fiscal year ending May 31, 2028, free cash flow is expected to increase significantly compared with the previous fiscal year, as capital expenditures in the Valve Business are expected to decrease year on year. On the other hand, with respect to the financial forecasts of MAEZAWA KASEI INDUSTRIES, there are no fiscal years in which significant fluctuations in earnings or significant fluctuations in free cash flow are projected. In calculating the share transfer ratio, Daiwa Securities has, in principle, adopted the information provided by the Companies and publicly available information, assuming that all such materials and information so adopted are accurate and complete, and has not independently verified their accuracy or completeness.

In addition, Daiwa Securities has not conducted any independent valuation, appraisal or assessment of the assets or liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective subsidiaries and associates, nor has it requested any third-party institution to conduct any valuation, appraisal or assessment thereof. Furthermore, with respect to the financial forecasts (including profit plans and other information) submitted by the Companies, Daiwa Securities assumes that such forecasts have been reasonably prepared by the management of the Companies based on the best estimates and judgments available at the time such information was provided.

➃ Prospects for delisting and its reasons and application for listing of the Joint Holding Company

The Companies plan to apply for the initial listing (technical listing) of the shares of the Joint Holding Company on the Prime Market of the Tokyo Stock Exchange, with the listing date scheduled for June 1, 2026. In connection with the Share Transfer, the Companies will become wholly owned subsidiaries of the Joint Holding Company. Accordingly, the shares of common stock of the Companies are scheduled to be delisted on May 28, 2026, prior to the listing of the shares of the Joint Holding Company. If the listing of the shares of the Joint Holding Company is approved, the shares of the Joint Holding Company to be allotted to the shareholders of the Companies on the effective date of the Share Transfer will be listed on the Tokyo Stock Exchange. Accordingly, with respect to the shares of the Joint Holding Company allotted to the shareholders of the Companies in the Share Transfer in proportion to the number of shares they hold—provided that such shares amount to at least one (1) full trading unit (100 shares)—, the shareholders of the Companies will be able to continue trading those shares on the Tokyo Stock Exchange.

The specific listing date of the Joint Holding Company’s shares and the delisting dates of the Companies’ shares will be determined in accordance with the regulations of the Tokyo Stock Exchange.

➄ Measures to ensure fairness

The Companies have taken the following measures to ensure the fairness of the Share Transfer Ratio and the overall fairness of the Share Transfer.

(i) Obtaining share transfer ratio valuation reports from independent third-party valuation institutions

As described in “② Grounds and reasons for details of allotment” above, the Company appointed Mizuho Securities, which is independent of the Companies, as its financial advisor and third-party valuation institution in connection with the Management Integration, and received from Mizuho Securities a share transfer ratio valuation report as the basis for agreeing on the Share Transfer Ratio. For a summary of the valuation report, please refer to “(ii) Outline of valuation” of “③ Matters relating to valuation” above.

Similarly, as described in “② Grounds and reasons for details of allotment” above, MAEZAWA KASEI INDUSTRIES appointed Daiwa Securities, which is independent of the Companies, as its financial advisor and third-party valuation institution in connection with the Management Integration, and received from Daiwa Securities a share transfer ratio valuation report as the basis for agreeing on the Share Transfer Ratio. For a summary of the valuation report, please refer to“(ii) Outline of valuation” of “③ Matters relating to valuation” above.

Neither of the Companies has obtained from its respective financial advisor and third-party valuation institution an opinion (a so-called fairness opinion) stating that the Share Transfer Ratio is appropriate from a financial perspective for the respective shareholders.

(ii) Receiving advice from independent law firms

The Company has appointed KENSEI Law Offices as its legal advisor independent of the Companies in connection with the Management Integration, and has received legal advice regarding the due diligence conducted as well as the procedures and the methods and processes for decision-making related to the Management Integration.

MAEZAWA KASEI INDUSTRIES has appointed Miyake & Parters Legal Professional Corporation as its legal advisor independent of the Companies in connection with the Management Integration, and has received legal advice regarding the due diligence conducted as well as the procedures and the methods and processes for decision-making related to the Management Integration.

Neither KENSEI Law Offices nor Miyake & Parters Legal Professional Corporation is a related party of the Companies, and neither of them has any material interest in the Share Transfer that should be stated herein.

(iii) Receiving advice from independent accounting and tax advisory firms

The Company has appointed STREAM Co., Ltd. as its accounting and tax advisor independent of the Companies in connection with the Management Integration, and has received advice regarding the due diligence conducted.

MAEZAWA KASEI INDUSTRIES has appointed Deloitte Tohmatsu Financial Advisory LLC (currently Deloitte Tohmatsu LLC) as its accounting and tax advisor independent of the Companies in connection with the Management Integration, and has received advice regarding the due diligence conducted.

Neither STREAM Co., Ltd. nor Deloitte Tohmatsu Financial Advisory LLC (currently Deloitte Tohmatsu LLC) is a related party of the Companies, and neither of them has any material interest in the Share Transfer that should be stated herein.

➅ Measures to avoid conflicts of interest

With respect to the Management Integration, no special measures have been taken, as there are no particular conflicts of interest between the Company and MAEZAWA KASEI INDUSTRIES.

(2) Matters relating to the amounts of share capital and capital reserves of the Joint Holding Company

The Company and MAEZAWA KASEI INDUSTRIES have determined the amounts of share capital and reserves for the Joint Holding Company to be established through the Share Transfer as follows.

①	Share capital:	100 million yen
②	Capital reserves:	25 million yen
③	Retained earnings reserves:	0 yen

These amounts of share capital and reserves were determined, after comprehensive consideration of the size of the Joint Holding Company and other factors, through discussions between the Company and MAEZAWA KASEI INDUSTRIES, within the scope of Article 52 of the Regulations for Corporate Accounting.

4.	Matters relating to the appropriateness of the provisions on the matters set forth in Article 773, Paragraph 1, Items (ix) and (x) of the Companies Act

Not applicable.

5.	Matters relating to MAEZAWA KASEI INDUSTRIES

(1) Details of non-consolidated financial statements, etc. for the final fiscal year (ended March 31, 2025)

The details of the non-consolidated financial statement, etc. of MAEZAWA KASEI INDUSTRIES for the fiscal year ended March 31, 2025 are posted on the Company’s website and Tokyo Stock Exchange website.

(2) Details of events after the last day of the final fiscal year that significantly affect the status of company’s assets

Not applicable.

6.	Details of events after the last day of the final fiscal year that significantly affect the status of the Company’s assets

Not applicable.

7. Matters prescribed in Article 74 of the Regulations for Enforcement of the Companies Act regarding the candidates for Directors (excluding Directors who serve as Audit and Supervisory Committee Members) at the time of incorporation of the Joint Holding Company

The candidates for Directors (excluding Directors who serve as Audit and Supervisory Committee Members) at the time of incorporation of the Joint Holding Company are as follows.

Name (Date of birth)	Career summary, position, responsibilities, and significant concurrent positions
Kazumasa Miyagawa (Date of birth: June 8, 1959, 66 years old)	Apr. 1983	Joined the Company
	Apr. 2006	General Manager of Marketing Administration Department of the Company
	Apr. 2009	General Manager of General Affairs and Human Resource Department, General Manager of Operations Management Department, Administration Headquarters of the Company
	June 2010	Executive Officer, General Manager of General Affairs and Human Resource Department, General Manager of Operations Management Department, Administration Headquarters of the Company
	Aug. 2013	Director, General Manager of General Affairs and Human Resource Department, General Manager of Operations Management Department responsible for Safety Management Office, Business Operations Headquarters of the Company
	Jan. 2015	Director, General Manager of the Saitama Plant , Business Headquarters of the Company
	Aug. 2019	Senior Executive Officer, General Manager of Saitama Plant, Business Headquarters of the Company
	Aug. 2020	Senior Management Director and General Manager of Administration Headquarters of the Company
	Aug. 2021	Representative Director and President of the Company (present position)
Number of the Company’s shares owned: 32,500 Number of shares of MAEZAWA KASEI INDUSTRIES owned: – Number of the Joint Holding Company’s shares to be allotted: 32,500

Reasons for nomination as candidate for Director

At the Company, Kazumasa Miyagawa has extensive business experience in the administration divisions and the valve business, including strengthening the management foundation in the administration divisions and enhancing profitability and improving quality in the valve business. Since assuming the position of Representative Director of the Company, he has demonstrated leadership as the top executive of its management.

As a Director of the newly established Joint Holding Company, he is expected to exercise strong driving force to realize synergies from the integration and to lead management toward enhancing corporate value. Accordingly, he has been nominated as a candidate for Director.

Name (Date of birth)	Career summary, position, responsibilities, and significant concurrent positions
Satoru Tanaka (Date of birth: April 25, 1969, 56 years old)	Apr. 1996	Joined MAEZAWA KASEI INDUSTRIES
	Apr. 2014	Deputy General Manager of Aquatic Environment Marketing Department, Aquatic Environment Division of MAEZAWA KASEI INDUSTRIES
	July 2016	General Manager of Aquatic Environment Department, Aquatic Environment Division of MAEZAWA KASEI INDUSTRIES
	May 2019	General Manager of Aquatic Environment Division and General Manager of Aquatic Environment Department of MAEZAWA KASEI INDUSTRIES
	Apr. 2020	Executive Officer, General Manager of Aquatic Environment Division, and General Manager of Aquatic Environment Department of MAEZAWA KASEI INDUSTRIES
	Apr. 2021	Senior Executive Officer, Chief of Marketing Headquarters of MAEZAWA KASEI INDUSTRIES
	June 2022	Director and Senior Executive Officer, Chief of Marketing Headquarters of MAEZAWA KASEI INDUSTRIES
	Nov. 2022	Director of JOYOSUIDOKOGYO CO., LTD
	Apr. 2023	Director and Senior Executive Officer, Chief of Marketing Headquarters and General Manager of Aquatic Environment Department of MAEZAWA KASEI INDUSTRIES
	Apr. 2025	Representative Director and President Executive Officer of MAEZAWA KASEI INDUSTRIES (present position)
Number of the Company’s shares owned: – Number of shares of MAEZAWA KASEI INDUSTRIES owned: 4,600 Number of the Joint Holding Company’s shares to be allotted: 5,100

Reasons for nomination as candidate for Director

At MAEZAWA KASEI INDUSTRIES, Satoru Tanaka has taken the lead in expanding the business domains of the Water/Environmental Engineering segment and in enhancing overseas expansions of MAEZAWA KASEI INDUSTRIES. Since assuming the position of Representative Director of MAEZAWA KASEI INDUSTRIES, he has demonstrated leadership as the top executive of its management.

As a Director of the newly established Joint Holding Company, he is expected to exercise strong driving force to realize synergies from the integration and to lead management toward enhancing corporate value. Accordingly, he has been nominated as a candidate for Director.

Notes:

1.	There are no special interests between any candidate and the Company or MAEZAWA KASEI INDUSTRIES, and no special interests are expected to arise between any candidate and the Joint Holding Company.
2.	With regard to age on the pages of candidates, their age as of the conclusion of this Extraordinary General Meeting of Shareholders has been stated.
3.	“Number of the Company’s shares owned” and “Number of shares of MAEZAWA KASEI INDUSTRIES owned” on the pages of candidates are the numbers of shares owned as of December 31, 2025. In addition, “Number of the Joint Holding Company’s shares to be allotted” is calculated based on such shareholdings, taking into account the share transfer ratio to be applied in the Share Transfer. Accordingly, the number of shares owned and the number of the Joint Holding Company’s shares to be allotted may change by immediately prior to the effective date of the Share Transfer.
4.	The Joint Holding Company plans to enter into an indemnification agreement with each candidate in accordance with the provisions of Article 430-2, Paragraph 1 of the Companies Act, and the Joint Holding Company intends to indemnify the expenses set forth in Item (i) of said paragraph and the losses set forth in Item (ii) of said paragraph within the scope prescribed by laws and regulations. Furthermore, the Board of Directors intends to make determinations regarding the necessity, scope, and other matters of such indemnification as a measure to ensure that the appropriateness of the performance of duties is not impaired.
5.	If each candidate assumes office, the Joint Holding Company plans to enter into a directors and officers liability insurance agreement in accordance with Article 430-3, Paragraph 1 of the Companies Act with an insurance company, under which damages and litigation expenses, etc. that Directors may incur in connection with the execution of their duties will be covered by such insurance agreement.

8. Matters prescribed in Article 74-3 of the Regulations for Enforcement of the Companies Act regarding the candidates for Directors who serve as Audit and Supervisory Committee Members at the time of incorporation of the Joint Holding Company

The candidates for Directors who serve as Audit and Supervisory Committee Members at the time of incorporation of the Joint Holding Company are as follows.

Name (Date of birth)	Career summary, position, responsibilities, and significant concurrent positions
Terutaka Inoue (Date of birth: January 4, 1962, 64 years old)	Apr. 1984	Joined the Company
	July 2011	General Manager of Legal Affairs and Audit Department of the Company
	June 2015	Executive Officer and General Manager, Legal Affairs and Audit Department of the Company
	Sept. 2020	Senior Executive Officer and General Manager of Legal Affairs and Audit Department of the Company
	Aug. 2023	Full-time Audit and Supervisory Board Member (present position)
Number of the Company’s shares owned: 19,100 Number of shares of MAEZAWA KASEI INDUSTRIES owned: – Number of the Joint Holding Company’s shares to be allotted: 19,100

Reasons for nomination as candidate for Director who serves as an Audit and Supervisory Committee Member

Terutaka Inoue has many years of experience and extensive knowledge in the legal affairs and audit divisions at the Company. Leveraging the expertise in compliance, internal control, and risk management cultivated as a full-time Audit and Supervisory Board Member, he is expected to be a Director who serves as an Audit and Supervisory Committee Member of the newly established Joint Holding Company, to provide checks and advice from an audit perspective on management decision-making. Accordingly, it is considered that he will be able to appropriately perform his duties as a Director who serves as an Audit and Supervisory Committee Member, and he is therefore nominated as a Director who serves as an Audit and Supervisory Committee Member.

Name (Date of birth)	Career summary, position, responsibilities, and significant concurrent positions
Masahiro Ito (Date of birth: May 30, 1961, 64 years old)	Apr. 1984	Joined MAEZAWA KASEI INDUSTRIES
	Apr. 2010	Deputy General Manager of General Affairs Department, Administration Headquarters of MAEZAWA KASEI INDUSTRIES
	Apr. 2012	General Manager of General Affairs Department, Administration Headquarters of MAEZAWA KASEI INDUSTRIES
	June 2013	Executive Officer, General Manager of General Affairs Department, Administration Headquarters of MAEZAWA KASEI INDUSTRIES
	June 2014	Director and Executive Officer, Chief of Administration Headquarters responsible for Internal Control and General Manager of General Affairs Department of MAEZAWA KASEI INDUSTRIES
	June 2015	Director and Executive Officer, Chief of Administration Headquarters responsible for Internal Control and Investor Relations, and General Manager of General Affairs Department of MAEZAWA KASEI INDUSTRIES
	Apr. 2016	Director and Executive Officer, Chief of Administration Headquarters responsible for Internal Control and Investor Relations of MAEZAWA KASEI INDUSTRIES
	June 2016	Director responsible for Internal Control and Investor Relations and Executive Officer, Chief of Administration Headquarters and General Manager of Information System Department of MAEZAWA KASEI INDUSTRIES
	Apr. 2017	Director responsible for Internal Control and Investor Relations and Senior Executive Officer, Chief of Administration Headquarters of MAEZAWA KASEI INDUSTRIES
	Apr. 2021	Director responsible for Internal Control and Investor Relations of MAEZAWA KASEI INDUSTRIES
	June 2021	Full-time Audit & Supervisory Board Member of MAEZAWA KASEI INDUSTRIES
	June 2025	Director and full-time Audit and Supervisory Committee Member of MAEZAWA KASEI INDUSTRIES (present position)
Number of the Company’s shares owned: 100 Number of shares of MAEZAWA KASEI INDUSTRIES owned: 14,100 Number of the Joint Holding Company’s shares to be allotted: 15,800

Reasons for nomination as candidate for Director who serves as an Audit and Supervisory Committee Member

Masahiro Ito possesses insight in compliance, internal control, and risk management cultivated as a Director who serves as a full-time Audit and Supervisory Committee Member of MAEZAWA KASEI INDUSTRIES. As he is expected to leverage this insight to provide checks and advice from an auditing perspective on management decision-making as a Director who serves as an Audit and Supervisory Committee Member of the newly established Joint Holding Company, it is considered that he will be able to appropriately perform his duties as a Director who serves as an Audit and Supervisory Committee Member. Therefore, he has been nominated as a candidate for Director who serves as an Audit and Supervisory Committee Member.

Name (Date of birth)	Career summary, position, responsibilities, and significant concurrent positions
Takashi Hosoda (Date of birth: April 28, 1955, 70 years old)	Apr. 1979	Joined the Ministry of Finance
	July 1996	Counsellor, Minister’s Secretariat, and Professor, Kyoto University
	July 2006	Director, Japan Finance Corporation for Small and Medium Enterprise (Currently Japan Finance Corporation)
	July 2008	Deputy Director General, Ministry of Internal Affairs and Communications (responsible for local public enterprises of Local Public Finance Bureau)
	July 2010	Director-General, Nagoya Customs
	Apr. 2011	Director, Japan Housing Finance Agency
	Apr. 2013	Deputy Director General, Ministry of Finance (responsible for Minister’s Secretariat)
	June 2013	Director-General, Tokyo Customs
	July 2014	Director-General, Kanto Local Finance Bureau
	Mar. 2016	Admitted to the bar
	June 2016	Representative Director and Vice President of TOMATO BANK, LTD.
	Oct. 2019	Joined Y&P Legal Professional Corporation (present position)
	July 2020	Outside Director of Rococo Co. Ltd. (present position)
	Aug. 2021	Director of the Company (present position)
	Mar. 2022	Outside Director of Japan Property Management Center Co., Ltd. (present position)
Number of the Company’s shares owned: 7,200 Number of shares of MAEZAWA KASEI INDUSTRIES owned: – Number of the Joint Holding Company’s shares to be allotted: 7,200

Reasons for nomination as candidate for Outside Director who serves as an Audit and Supervisory Committee Member and overview of expected roles

After joining the Ministry of Finance, Takashi Hosoda served in such positions as Deputy Director General responsible for local public enterprises, Director-General of the Kanto Local Finance Bureau, and Representative Director and Vice President of a regional bank. He possesses extensive experience and knowledge in the fields of finance, and also has experience in assuming responsibility for corporate management. Furthermore, he has deep insight into corporate governance and compliance. As he is expected to improve transparency and provide specialized advice based on these experiences and knowledge, it is considered that he will be able to appropriately perform his duties as an Outside Director who serves as an Audit and Supervisory Committee Member. Therefore, he has been nominated as a candidate for Outside Director who serves as an Audit and Supervisory Committee Member.

Name (Date of birth)	Career summary, position, responsibilities, and significant concurrent positions
Mami Kato (Date of birth: May 7, 1963, 62 years old)	Apr. 1986	Joined IBM Japan, Ltd.
	Apr. 1997	Admitted to the bar
	Jan. 1998	Joined Sakuragaoka Law Office (present position)
	Apr. 2012	Vice President of Daini Tokyo Bar Association
	Apr. 2013	Deputy Chief, Gender Equality Promotion Headquarters of Daini Tokyo Bar Association (present position)
	June 2016	Outside Director of MAEZAWA KASEI INDUSTRIES
	July 2018	Outside Director and Audit & Supervisory Board Member of VISIONARYHOLDINGS CO., LTD.
	July 2018	Outside Audit & Supervisory Board Member of VH RETAIL SERVICE CO., LTD
	June 2019	Outside Director of Asakuma Co., Ltd.
	June 2021	Outside Audit & Supervisory Board Member of TADANO LTD. (present position)
	June 2025	Outside Director who serves as an Audit and Supervisory Committee Member of MAEZAWA KASEI INDUSTRIES (present position)
Number of the Company’s shares owned: – Number of shares of MAEZAWA KASEI INDUSTRIES owned: – Number of the Joint Holding Company’s shares to be allotted: –

Reasons for nomination as candidate for Outside Director who serves as an Audit and Supervisory Committee Member and overview of expected roles

As an expert in legal practice, Mami Kato has played a substantial role in overseeing the execution of operations and deciding important management issues at MAEZAWA KASEI INDUSTRIES. In addition, as she serves as Deputy Chief of the Gender Equality Promotion Headquarters of Daini Tokyo Bar Association, she promotes “ensuring diversity,” which is part of the basic policy of MAEZAWA KASEI INDUSTRIES on corporate governance, and contributes to the sustainable growth of MAEZAWA KASEI INDUSTRIES and the improvement of its medium- to long-term corporate value. While she does not have experience with corporate management in any capacity other than as an outside officer, as noted above, it is considered that she can appropriately fulfill her responsibilities as an Outside Director who serves as an Audit and Supervisory Committee Member, and she is therefore nominated as a candidate for Outside Director who serves as an Audit and Supervisory Committee Member.

Name (Date of birth)	Career summary, position, responsibilities, and significant concurrent positions
Tatsuya Kato (Date of birth: January 27, 1963, 63 years old)	Apr. 1986	Joined Hino Motors, Ltd.
	Oct. 1989	Joined Chuo Shinko Audit Corporation
	Aug. 1993	Registered as Certified Public Accountant
	Sept. 2006	Joined PricewaterhouseCoopers Aarata (currently PricewaterhouseCoopers Aarata LLC)
	July 2007	Council Member of the Japanese Institute of Certified Public Accountants
	July 2009	Representative Partner of PricewaterhouseCoopers Aarata (currently PricewaterhouseCoopers Aarata LLC)
	July 2010	Executive Board Member of the Japanese Institute of Certified Public Accountants
	June 2019	Director of the Financial Accounting Standards Foundation
	July 2019	Deputy President of the Japanese Institute of Certified Public Accountants
	July 2022	Advisor of the Japanese Institute of Certified Public Accountants
	June 2023	Director of SHINSOH Audit & Co
	June 2023	Outside Audit & Supervisory Board Member of MAEZAWA KASEI INDUSTRIES
	Mar. 2024	Outside Director and Audit and Supervisory Committee Member of G-FACTORY CO., LTD. (present position)
	July 2024	Partner of SHINSOH Audit & Co
	May 2025	Representative Partner of SHINSOH Audit & Co (present position)
	June 2025	Outside Director who serves as an Audit & Supervisory Board Member of MAEZAWA KASEI INDUSTRIES (present position)
Number of the Company’s shares owned: – Number of shares of MAEZAWA KASEI INDUSTRIES owned: – Number of the Joint Holding Company’s shares to be allotted: –

Reasons for nomination as candidate for Outside Director who serves as an Audit and Supervisory Committee Member and overview of expected roles

Tatsuya Kato has extensive experience as a certified public accountant. As it is considered that he is able to contribute to the fair and reasonable decision-making of the newly established Joint Holding Company, management transparency, and the securing of soundness through his perspective as an expert in accounting and corporate practice as regards the performance of the auditing work of the Joint Holding Company, he is expected to play this role. While he does not have experience with corporate management, as noted above, it is considered that he can appropriately fulfill his responsibilities as Outside Director who serves as an Audit and Supervisory Committee Member and accordingly nominates him as a candidate for Outside Director who serves as an Audit and Supervisory Committee Member.

Notes:

1.	There are no special interests between any candidate and the Company or MAEZAWA KASEI INDUSTRIES, and no special interests are expected to arise between any candidate and the Joint Holding Company.
2.	With regard to age on the pages of candidates, their age as of the conclusion of this Extraordinary General Meeting of Shareholders has been stated.
3.	“Number of the Company’s shares owned” and “Number of shares of MAEZAWA KASEI INDUSTRIES owned” on the pages of candidates are the numbers of shares owned as of December 31, 2025. In addition, “Number of the Joint Holding Company’s shares to be allotted” is calculated based on such shareholdings, taking into account the share transfer ratio to be applied in the Share Transfer. Accordingly, the number of shares owned and the number of the Joint Holding Company’s shares to be allotted may change by immediately prior to the effective date of the Share Transfer.
4.	Candidates Takashi Hosoda, Mami Kato, and Tatsuya Kato are candidates for Outside Directors and meet the independence requirements prescribed by the Tokyo Stock Exchange. If all three candidates assume office, the Joint Holding Company plans to register them as independent officers with the Tokyo Stock Exchange.
5.	If candidates Takashi Hosoda, Mami Kato, and Tatsuya Kato assume office, the Joint Holding Company plans to enter into agreements with each of them to limit their liabilities under Article 423, Paragraph 1 of the Companies Act, in accordance with Article 427, Paragraph 1 of the Companies Act and Article 33 of the Articles of Incorporation of the Joint Holding Company. The maximum amount of liability pursuant to that agreement is expected to be the minimum amount specified in Article 425, Paragraph 1 of the Companies Act.
6.	If each candidate assumes office, the Joint Holding Company plans to enter into an indemnification agreement with each candidate in accordance with Article 430-2, Paragraph 1 of the Companies Act, under which the Joint Holding Company will indemnify, within the scope permitted by applicable laws and regulations, the expenses set forth in Item 1 of said paragraph and the losses set forth in Item 2 of said paragraph. In addition, as a measure to ensure that the appropriateness of the execution of duties is not impaired, the Board of Directors plans to determine whether indemnification is necessary and the scope.
7.	If each candidate assumes office, the Joint Holding Company plans to enter into a directors and officers liability insurance agreement in accordance with Article 430-3, Paragraph 1 of the Companies Act with an insurance company, under which damages and litigation expenses, etc. that Directors may incur in connection with the execution of their duties will be covered by such insurance agreement.
8.	At VISIONARYHOLDINGS CO., LTD. (hereinafter “VH”), where Mami Kato served as Outside Director and Audit & Supervisory Board Member until January 2024, in May 2023 it was discovered that VH was outsourcing work to a company that was managed by the de facto influence of the former President and Representative Director of VH, potentially contrary to the interest of VH. It was also discovered that there was overbilling due to mistaken operations in the medical assistance application for the price of glasses in welfare sales. Also, in July 2023, it was discovered that there were improper sales and expense accounting and manipulation of the timing of the booking of sales and cost of sales, such as replacing personnel expenses or swapping sales attributed to business trip visits with unprofitable store sales, etc. Ms. Kato was not aware of each circumstance until they were discovered. However, during her term, she performed her duties appropriately, such as offering opinions in the Board of Directors meetings from a perspective of legal compliance and urging caution, etc. Also, after discovering each incident, she led investigations as an Outside Director and Audit & Supervisory Board Member. She fulfilled the responsibilities of her position by offering advice as needed on thorough compliance with laws and regulations and measures to prevent recurrence.

9. Matters prescribed in Article 77 of the Regulations for Enforcement of the Companies Act regarding the entity that will become the Accounting Auditor of the Joint Holding Company

The entity that will become the Accounting Auditor at the time of incorporation of the Joint Holding Company is as follows:

The reason for nominating Ernst & Young ShinNihon LLC as a candidate for Accounting Auditor at the time of incorporation of the Joint Holding Company is that the firm possesses the expertise, independence, and internal control systems, etc. required of the Accounting Auditor of the Joint Holding Company, and it has been determined that it is qualified for the position.

(As of December 31, 2025)

Name	Ernst & Young ShinNihon LLC
Location of main office	Hibiya Mitsui Tower, Tokyo Midtown Hibiya 1-1-2, Yurakucho, Chiyoda-ku, Tokyo
History	1967	Audit Corporation Ota Tetsuzo Office was established.
	1985	Merged with Showa Audit Corporation and renamed to Showa Ota & Co.
	2000	Merged with Century Audit Corporation and renamed to Century Ota Showa & Co.
	2001	Renamed to ShinNihon Audit Firm
	2008	Converted to a limited liability audit corporation and renamed to ShinNihon LLC.
	2018	Renamed to Ernst & Young ShinNihon LLC.

Audit stakeholders	3,882 companies
Capital	1,221 million yen
Personnel	Certified Public Accountants (CPAs): Members who passed the CPA examination, etc.: Others: Total:	3,195 1,121 2,122 6,438

Proposal 2:                    Partial Amendment to the Articles of Incorporation

1.	Reasons for the amendment

In order to smoothly carry out administrative procedures related to the convening of the ordinary general meeting of shareholders, the Company currently stipulates the record date for the ordinary general meeting of shareholders in Article 14 of the existing Articles of Incorporation pursuant to the provisions of Article 124, Paragraph 3 of the Companies Act. However, if Proposal No. 1 above regarding the approval of the Share Transfer Plan in connection with the Share Transfer is approved at the Extraordinary General Shareholders Meeting and the Share Transfer becomes effective as of Monday, June 1, 2026, the Company will have only one shareholder, namely, the joint holding company. Accordingly, the record date system for the ordinary general meeting of shareholders will be abolished, Article 14 of the existing Articles of Incorporation will be deleted in its entirety, and the article numbers of Article 15 and each of the subsequent articles of the existing Articles of Incorporation will each be moved up by one article (such partial amendments to the Articles of Incorporation are hereinafter referred to as the “Partial Amendments to the Articles of Incorporation”).

The partial amendments to the Articles of Incorporation shall become effective on Sunday, May 31, 2026, subject to the conditions that Proposal No. 1 (Approval of the Share Transfer Plan) above is approved as originally proposed at the Extraordinary General Shareholders Meeting; that the Share Transfer Plan approved under Proposal No. 1 has not lost its effect by the day immediately preceding Sunday, May 31, 2026; and that the Share Transfer has not been canceled.

2.	Details of the partial amendments to the Articles of Incorporation

The details of the amendments are as follows.

(Amended parts are underlined.)

Current Provisions	Proposed Amendments

Articles 1 to 13 (Omitted)

(Record date of the Ordinary General Meeting of Shareholders)

Article 14 The record date for the exercise of voting rights at the Ordinary General Meeting of Shareholders of the Company shall be May 31 of each year.

Articles 15 to 44 (Omitted)

Articles 1 to 13 (Unchanged) <Deleted> Articles 14 to 43 (Unchanged)

End